Exhibit 99.1

Crosstex Energy to Acquire Assets From Duke Energy Field Services

Assets to Add Approximately $0.65 Per Limited Partner Unit in Distributable Cash Flow

DALLAS, May 2 — Crosstex Energy, L.P. (Nasdaq: XTEX), a Texas-based midstream natural gas company, today announced that it has executed an agreement for the acquisition of a package of assets in Mississippi, Texas, Alabama and Louisiana from Duke Energy Field Services, L.P. for $66.35 million. The transaction is expected to close on June 30, 2003.

“This transaction is our largest acquisition to date and is an excellent fit for us based on the timing following our IPO and the nature of the assets,” said Barry E. Davis, President and Chief Executive Officer of Crosstex. “The acquired assets provide us with a new core area for growth in central Mississippi, as well as the opportunity to enter into a new business niche of carbon dioxide separation in a key area of West Texas. The transaction is also very accretive. Assuming a fully debt-financed transaction, we anticipate this acquisition will increase our annual distributable cash flow by approximately $0.65 per limited partner unit. We will give very serious consideration to an increase in distributions in the first full quarter after the transaction closes.”

The assets to be acquired are:

•                      The AIM Pipeline System (previously known as Mississippi Fuels).  AIM is a major gathering and transmission system that gathers wellhead production in south-central Mississippi and markets gas to industrial and power plant users.  Covering 15 counties, the system consists of 625 miles of 4” through 20” pipeline.  Recent throughput on the system has averaged approximately 82 MMcfd.  From 1990 to 1992, while employed by a previous owner of the system, Barry Davis had responsibility for all commercial operations of AIM.  He commented, “The AIM system is something we’ve been interested in acquiring for   years.  It is a strategic asset in a good market area and it is very similar to our assets in South Texas.”

•                      A 12.4 percent interest in the Seminole Gas Processing Plant operated by Amerada Hess.  Located in Gaines County, Texas, the Seminole Plant provides CO2 separation, NGL extraction, and sulfur recovery services for several major oil companies.  The facility has dedicated long-term reserves from the Seminole San Andres Unit, with a stable dedicated utilization of the CO2 made available for tertiary oil recovery.  The plant is in the process of completing a capacity expansion from 150 MMcfd to 210 MMcfd that is expected to significantly improve operating results.

•                      The Conroe Gas Plant and Gathering System, which is a cryogenic gas processing plant with 10 miles of gathering pipelines located within the Conroe Field Unit in Montgomery County, Texas.  Recent throughput on the system has been about 30 MMcfd compared to a capacity of approximately 65 MMcfd.

•                      The Black Warrior Pipeline System, which consists of approximately 125 miles of 4” to 12” gathering systems in Alabama.  The primary gas supply is from coalbed methane gas from the Black Warrior Basin, with recent average throughput of approximately 13,800 MMBtu per day.

•                      Two small systems, Aurora Centana and Cadeville in Louisiana.

The acquisition will be financed through an expansion and amendment of the company’s existing credit facility. In addition, Crosstex is in the process of placing term debt with an institutional lender that is expected to close by the end of May. After the acquisition, the company’s capital structure, on a pro forma basis, will be approximately 49 percent debt and 51 percent equity.

Crosstex will host a conference call on Wednesday, May 14, 2003, at 10:00 am CDT to discuss this acquisition as well as first quarter results. Interested parties can participate in the call by dialing the following number approximately five minutes prior to the scheduled start time: 800-299-9086, passcode Crosstex. This conference call will be broadcast live simultaneously over the Internet. If you wish to listen via this method, go to the company’s Web site at http://www.crosstexenergy.com. Click on the Investor Information tab and go to the Event Calendar.

A replay of the broadcast will also be available on the company’s Web site. If you have any questions concerning the call, please contact Jennifer Tweeton at 713-970-2100.

Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 1,700 miles of pipeline, two processing plants, and approximately 40 natural gas amine treating plants. Crosstex currently provides services for over 700,000 MMBtu/day of natural gas. Crosstex Energy was ranked first in the Mastio & Co. 2002 Producer Purchaser Satisfaction Survey of nearly 400 gas producers. Additional information about Crosstex can be found at www.crosstexenergy.com.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Contact:   Barry E. Davis, President and Chief Executive Officer
William W. Davis, Sr. V.P. and Chief Financial Officer

Phone:      (214) 953-9500